Exhibit 99.1

Cerus Corporation Announces First Quarter 2021 Financial Results and Raises Full Year Product Revenue Guidance

CONCORD, CA, May 4, 2021 - Cerus Corporation (Nasdaq: CERS) today announced financial results for the first quarter ended March 31, 2021.

Recent developments and highlights include:

•	First quarter 2021 total revenue of $29.6 million, reflecting a 20% increase over the prior year period. Total revenue was composed of (in millions, except %):

	Three Months Ended
	March 31,
	2021	2020	Change
Product revenue	$23.4	$18.6	26%
Government contract revenue	6.2	6.0	3%

Total revenue	$29.6	$24.6	20%

•

Increasing 2021 annual product revenue guidance range to $110 million to $114 million (from prior guidance of $106 million to $110 million), representing an approximately 20% to 24% increase over full year 2020 reported product revenue.

•	Multiple blood center partners have completed validation efforts and are now manufacturing INTERCEPT Fibrinogen Complex, with inventory ready for release to hospital customers.

•

The Centers for Medicare and Medicaid Services (CMS) published the Fiscal Year 2022 Hospital Inpatient Prospective Payment System (IPPS) Proposed Rule, which recommended that Intercept Fibrinogen Complex be eligible for incremental payment via a New Technology Add-On Payment (NTAP) when performed in the hospital inpatient setting.

•	Third module (CMC Data) submitted for CE Mark for INTERCEPT red blood cells. Fourth and final module (Manufacturing) submission anticipated by end of Q2:21.

•	Cash, cash equivalents, and short-term investments of $132 million at March 31, 2021.

“On the heels of our strong 2020 performance, product revenue in the first quarter of $23.4 million exceeded our expectations,” said William ‘Obi’ Greenman, Cerus’ president and chief executive officer. “As our U.S. customers continue to prepare for compliance with FDA’s guidance around the bacterial safety of platelets, demand for the INTERCEPT Blood System continues to build. The momentum we have in the U.S. market in particular gives us confidence that 2021 will be another year of strong growth for Cerus and we are increasing our full year product revenue guidance accordingly.”

Revenue

Product revenue during the first quarter of 2021 was $23.4 million, compared to $18.6 million during the same period in 2020. Product revenue growth during the quarter benefited from increased demand for INTERCEPT platelet products in the U.S., led by adoption from the top five blood center networks in the country.

First quarter government contract revenue was $6.2 million, compared to $6.0 million during the same period in 2020. First quarter government contract revenue is primarily comprised of funding from the Biomedical Advanced Research and Development Authority (BARDA) agreement for the development of the INTERCEPT Blood System for Red Cells. The total potential value of the current BARDA agreement is $214 million, with $72.7 million cumulatively invoiced to BARDA through March 31, 2021.

BARDA is part of the Office of the Assistant Secretary for Preparedness and Response within the U.S. Department of Health and Human Services. The development of the INTERCEPT red blood cell program has been funded in whole or in part with Federal funds from the Department of Health and Human Services; Office of the Assistant Secretary for Preparedness and Response; Biomedical Advanced Research and Development Authority, under Contract No. HHSO100201600009C.

Gross Margins

Gross margins on product revenue during the first quarter of 2021 were 52.5% compared to 55.3% for the first quarter of 2020. The decrease in gross margin was tied to increased sales to our U.S. customers, who typically use our single dose platelet kits, which carry a less favorable gross margin contribution compared to our double dose kits, which are used more broadly outside of the U.S.

Operating Expenses

Total operating expenses for the first quarter of 2021 were $34.9 million compared to $31.7 million for the same period of the prior year.

Selling, general, and administrative (SG&A) expenses for the first quarter of 2021 totaled $19.2 million, compared to $15.9 million for the first quarter of 2020. The year-over-year increase in SG&A expenses was tied to incremental expenses associated with the launch of our INTERCEPT Fibrinogen Complex product as well as increased non-cash stock-based compensation expense.

Research and development (R&D) expenses for the first quarter of 2021 were $15.7 million, compared to $15.8 million for the first quarter of 2020. The Company continues to expect to incur costs associated with the development and testing of a new generation of INTERCEPT devices and disposable kits as well as the clinical development and pursuit of regulatory approval for the red blood cell system, among others.

Net Loss

Net loss for the first quarter of 2021 was $17.5 million, or $0.10 per basic and diluted share, compared to a net loss of $16.5 million, or $0.10 per basic and diluted share, for the first quarter of 2020. Non-cash stock-based compensation was higher by approximately $1.6 million during the first quarter of 2021 compared to the prior year period, contributing to the slightly higher net loss.

Balance Sheet

At March 31, 2021, the Company had cash, cash equivalents and short-term investments of $131.7 million, compared to $133.6 million at December 31, 2020.

Despite continued increased investments in inventory to meet customer demand, cash used for operations during Q1 2021 was narrower at $18.0 million compared to $19.8 million used during the prior year period. Offsetting this lower use were $15 million in term loan draws and $1.4 million in incremental draws from its revolving line of credit. At March 31, 2021, the Company had approximately $54.6 million in outstanding term loan debt and $9.9 million of borrowings under its revolving loan credit agreement, compared to $39.6 million in outstanding term loan debt and $8.5 million of borrowings under its revolving loan credit agreement at December 31, 2020.

Increasing 2021 Product Revenue Guidance

The Company now expects 2021 product revenue to be in the range of $110 million to $114 million, as compared to the prior range of $106 million to $110 million. The revised guidance range represents approximately 20% to 24% growth compared to 2020 reported product revenue.

Quarterly Conference Call

The Company will host a conference call at 4:30 P.M. EDT this afternoon, during which management will discuss the Company’s financial results and provide a general business overview and outlook. To listen to the live webcast, please visit the Investor Relations page of the Cerus website at http://www.cerus.com/ir. Alternatively, you may access the live conference call by dialing (866) 235-9006 (U.S.) or (631) 291-4549 (international).

A replay will be available on Cerus’ website, or by dialing (855) 859-2056 (U.S.) or (404) 537-3406 (international) and entering conference ID number 8668508. The replay will be available approximately three hours after the call through May 18, 2021.

ABOUT CERUS

Cerus Corporation is dedicated solely to safeguarding the world’s blood supply and aims to become the preeminent global blood products company. Headquartered in Concord, California, the company develops and supplies vital technologies and pathogen-protected blood components to blood centers, hospitals, and ultimately patients who rely on safe blood. The INTERCEPT Blood System for platelets and plasma is available globally and remains the only pathogen reduction system with both CE mark and FDA approval for these two blood components. The INTERCEPT red blood cell system is under regulatory review in Europe, and in late-stage clinical development in the US. Also in the US, the INTERCEPT Blood System for Cryoprecipitation is approved for production of Pathogen Reduced Cryoprecipitated Fibrinogen Complex, a therapeutic product for the treatment and control of bleeding, including massive hemorrhage, associated with fibrinogen deficiency. For more information about Cerus, visit www.cerus.com and follow us on LinkedIn.

INTERCEPT and the INTERCEPT Blood System are trademarks of Cerus Corporation.

Forward Looking Statements

Except for the historical statements contained herein, this press release contains forward-looking statements concerning Cerus’ products, prospects and expected results, including statements relating to Cerus’ updated 2021 annual product revenue guidance, including Cerus’ expectations that 2021 will be year of strong growth; the anticipated submission of the fourth CE Mark module for INTERCEPT red blood cells and the anticipated timing thereof; potential regulatory approval for the red blood cell system; building demand for the INTERCEPT Blood System; the potential value of the current BARDA agreement; and other statements that are not historical fact. Actual results could differ materially from these forward-looking statements as a result of certain factors, including, without limitation: risks associated with the commercialization and market acceptance of, and customer demand for, the INTERCEPT Blood System, including the risks that Cerus may not (a) meet its 2021 annual product revenue guidance, (b) effectively launch and commercialize the INTERCEPT Blood System for Cryoprecipitation, (c) grow sales globally, including in its U.S. and European markets, and/or realize expected revenue contribution resulting from its U.S. and European market agreements, (d) realize meaningful and/or increasing revenue contributions from U.S. customers in the near term or at all, particularly since Cerus cannot guarantee the volume or timing of commercial purchases, if any, that its U.S. customers may make under Cerus’ commercial agreements with these customers, and/or (e) realize any revenue contribution from its pipeline product candidates, whether due to Cerus’ inability to obtain regulatory approval of its pipeline programs, or otherwise; risks associated with the ultimate duration and severity of the COVID-19 pandemic and resulting global economic and financial disruptions, and the current and potential future negative impacts to Cerus’ business operations and financial results such as the current and potential additional disruptions to the U.S. and EMEA blood supply resulting from the evolving effects of the COVID-19 pandemic; risks associated with Cerus’ lack of commercialization experience with the INTERCEPT Blood System for Cryoprecipitation and in the United States generally, and its ability to develop and maintain an effective and qualified U.S.-based commercial organization, as well as the resulting uncertainty of its ability to achieve market acceptance of and otherwise successfully commercialize the INTERCEPT Blood System in the United States, including as a result of licensure requirements that must be satisfied by U.S. customers prior to their engaging in interstate transport of blood components processed using the INTERCEPT Blood System; risks related to Fresenius Kabi’s efforts to assure an uninterrupted supply of platelet additive solution (PAS); risks related to how any future PAS supply disruption could affect INTERCEPT’s acceptance in the marketplace; risks related to how any future PAS supply disruption might affect current commercial contracts; risks related to Cerus’ ability to demonstrate to the transfusion medicine community and other health care constituencies that pathogen reduction, including INTERCEPT Fibrinogen Complex for the treatment and control of bleeding, and the INTERCEPT Blood System is safe, effective and economical; risks related to the uncertain and time-consuming development and regulatory process, including the risks that (a) Cerus may be unable to comply with the FDA’s post-approval requirements for the INTERCEPT Blood System, including by successfully completing required post-approval studies, which could result in a loss of U.S. marketing approval(s) for the INTERCEPT Blood System, (b) manufacturing site Biologics License Applications necessary for Cerus to begin distributing the INTERCEPT Blood System for Cryoprecipitation may not be obtained in a timely manner or at all, (c) Cerus may be unable to obtain CE Mark approval, or any other regulatory approvals, of the INTERCEPT red blood cell system in a timely manner or at all, and (d) that Cerus may otherwise be unable to obtain the requisite regulatory approvals to advance its pipeline programs and bring them to market in a timely manner or at all; risks associated with Cerus’

lack of experience in marketing products directly to hospitals and expertise complying with regulations governing finished biologics; risks associated with the uncertain nature of BARDA’s funding over which Cerus has no control as well as actions of Congress and governmental agencies that may adversely affect the availability of funding under Cerus’ BARDA agreement and/or BARDA’s exercise of any potential subsequent option periods, including in connection with the general economic environment and uncertainty associated with the evolving effects of the COVID-19 pandemic, such that the anticipated activities that Cerus expects to conduct with the funds available from BARDA may be further delayed or halted and that Cerus may not otherwise realize the total potential value under its agreement with BARDA; risks related to product safety, including the risk that the septic platelet transfusions may not be avoidable with the INTERCEPT Blood System; risks related to adverse market and economic conditions, including continued or more severe adverse fluctuations in foreign exchange rates and/or continued or more severe weakening in economic conditions resulting from the evolving effects of the COVID-19 pandemic or otherwise in the markets where Cerus currently sells and is anticipated to sell its products; Cerus’ reliance on third parties to market, sell, distribute and maintain its products; Cerus’ ability to maintain an effective, secure manufacturing supply chain, including the risks that (a) Cerus’ supply chain could be negatively impacted as a result of the evolving effects of the COVID-19 pandemic, (b) Cerus’ manufacturers could be unable to comply with extensive FDA and foreign regulatory agency requirements, and (c) Cerus may be unable to maintain its primary kit manufacturing agreement and its other supply agreements with its third party suppliers; Cerus’ ability to identify and obtain additional partners to manufacture the INTERCEPT Blood System for Cryoprecipitation; risks associated with Cerus’ ability to meet its debt service obligations and its need for additional funding; the impact of legislative or regulatory healthcare reforms that may make it more difficult and costly for Cerus to produce, market and distribute its products; risks related to future opportunities and plans, including the uncertainty of Cerus’ future capital requirements and its future revenues and other financial performance and results, as well as other risks detailed in Cerus’ filings with the Securities and Exchange Commission, including under the heading “Risk Factors” in Cerus’ Annual Report on Form 10-K, filed with the SEC on February 25, 2021. In addition, to the extent that the COVID-19 pandemic adversely affects Cerus’ business and financial results, it may also have the effect of heightening many of the other risks and uncertainties described above. Cerus disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release.

Contact:

Matt Notarianni – Senior Director, Investor Relations

Cerus Corporation

925-288-6137

Supplemental Tables

Three Months Ended March 31, 2021 vs. 2020
Platelet Kit Growth
U.S.	51%
Rest of World	-7%
Worldwide	17%

Change in Calculated Number of Treatable Platelet Doses*

U.S.	53%
Rest of World	-9%
Worldwide	13%

*	Dose treated calculation based on the number of kits sold and the product configuration (single, double, and triple dose kits)

CERUS CORPORATION

REVENUE BY REGION

(in thousands, except percentages)

	Three Months Ended
	March 31,		Change
	2021	2020	$	%
Europe, Middle East and Africa	$13,277	$12,220	$1,057	9%
North America	9,664	6,077	3,587	59%
Other	438	314	124	39%

Total product revenue	$23,379	$18,611	$4,768	26%

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF OPERATIONS

(in thousands, except per share information)

	Three Months Ended March 31,
	2021	2020
Product revenue	$23,379	$18,611
Cost of product revenue	11,095	8,320

Gross profit on product revenue	12,284	10,291

Government contract revenue	6,187	6,030

Operating expenses:
Research and development	15,748	15,810
Selling, general and administrative	19,170	15,913

Total operating expenses	34,918	31,723

Loss from operations	(16,447)	(15,402)
Total non-operating expense, net	(912)	(1,007)

Loss before income taxes	(17,359)	(16,409)
Provision for income taxes	98	57

Net loss	$(17,457)	$(16,466)

Net loss per share:
Basic and diluted	$(0.10)	$(0.10)
Weighted average shares used for calculating net loss per share:
Basic and diluted	168,824	157,405

CERUS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2021	December 31, 2020*
	(unaudited)
ASSETS
Current assets:

Cash and cash equivalents	$57,607	$36,594
Short-term investments	74,118	97,000
Accounts receivable	18,253	21,166
Inventories	24,285	23,254
Prepaid and other current assets	7,009	5,417

Total current assets	181,272	183,431
Non-current assets:
Property and equipment, net	13,283	13,867
Goodwill	1,316	1,316
Operating lease right-of-use assets	12,801	13,122
Restricted cash and other assets	11,910	9,679

Total assets	$220,582	$221,415

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:

Accounts payable and accrued liabilities	$42,284	$48,966
Debt – current	9,938	8,516
Operating lease liabilities – current	1,486	1,915
Deferred product revenue – current	1,056	577

Total current liabilities	54,764	59,974
Non-current liabilities:
Debt – non-current	54,616	39,588
Operating lease liabilities – non-current	16,697	16,873
Other non-current liabilities	1,870	1,174

Total liabilities	127,947	117,609

Stockholders’ equity	92,635	103,806

Total liabilities and stockholders’ equity	$220,582	$221,415

*	Derived from the audited consolidated financial statements.